--------
 FORM 5
--------

                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C.  20549

[ ] Check this box if no longer              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16. Form 4 or
    Form 5 obligations may continue.          Filed pursuant to Section 16(a) of the Securities
    See Instruction 1(b).                         Exchange Act of 1934, Section 17(a) of the
                                                Public Utility Holding Company Act of 1935 or
[ ] Form 3 Holdings Reported                 Section 30(f) of the Investment Company Act of 1940

[ ] Form 4 Transactions Reported

------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person* | 2. Issuer Name and Ticker or Trading Symbol  | 6. Relationship of Reporting Person(s)  |
|                                         |                                              |    to Issuer (Check all applicable)     |
|   BALLOUN      JAMES         S.         |    ACUITY BRANDS, INC. (AYI)                 |                                         |
|                                         |                                              |    [X] Director       [ ] 10% Owner     |
------------------------------------------------------------------------------------------                                         |
|   (Last)      (First)       (Middle)    | 3. I.R.S. Identi-       | 4. Statement for   |    [X] Officer (give  [ ] Other(specify |
|                                         |    fication Number      |    Month/Year      |        title below)       below)        |
|    C/O ACUITY BRANDS, INC.              |    of  Reporting        |                    |                                         |
|    1170 PEACHTREE STREET, NE            |    Person, if an entity |    08/31/2002      |  CHAIRMAN, PRESIDENT AND CHIEF          |
|    SUITE 2400                           |    (Voluntary)          |                    |    EXECUTIVE OFFICER                    |
------------------------------------------|                         |---------------------------------------------------------------
|              (Street)                   |                         | 5. If Amendment,   | 7.  Individual or Joint/Group Filing    |
|                                         |                         |    Date of Original|    (Check Applicable Line)              |
|   ATLANTA      GEORGIA         30309    |                         |    (Month/Year)    |    [X]Form filed by One Reporting Person|
|                                         |                         |                    |    [ ]Form filed by More than One       |
|                                         |                         |                    |       Reporting Person                  |
------------------------------------------------------------------------------------------------------------------------------------
|  (City)        (State)         (Zip)                                                                                             |
|                                          Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned        |
|                                                                                                                                  |
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of Security  | 2. Trans-  | 2A.Deemed  | 3. Trans-  |4. Securities Acquired (A)| 5.Amount of   | 6.Ownership | 7. Nature  |
|  (Instr. 3)         |    action  |    Execu-  |    action  |   or Disposed of (D)     |   Securities  |   Form:     |    of      |
|                     |    Date    |    tion    |    Code    |   (Instr. 3, 4 and 5)    |   Benefici-   |   Direct    |    Indirect|
|                     |    (Month/ |    Date,   |   (Instr.8)|                          |   ally Owned  |   (D) or    |    Bene-   |
|                     |    Day/    |    if any  |            |--------------------------|   at end of   |   Indirect  |    ficial  |
|                     |    Year)   |    (Month/ |            |  Amount | (A) or | Price |   Issuer's    |   (I)       |    Owner-  |
|                     |            |    Day/    |            |         | (D)    |       |   Fiscal Year |   (Instr.4) |    ship    |
|                     |            |    Year)   |            |         |        |       |   (Instr.3    |             |   (Instr.4)|
|                     |            |            |            |         |        |       |   4)          |             |            |
------------------------------------------------------------------------------------------------------------------------------------
| COMMON SHARES       |            |            |            |         |        |       |  50,934       |     I       | Family LP  |
------------------------------------------------------------------------------------------------------------------------------------
| COMMON SHARES       |            |            |            |         |        |       | 103,411       |     D       | (FN 1)     |
------------------------------------------------------------------------------------------------------------------------------------
| COMMON SHARES       |            |            |            |         |        |       |     139       |     D       | 401(k)     |
------------------------------------------------------------------------------------------------------------------------------------
|                     |            |            |            |         |        |       |               |             |            |
------------------------------------------------------------------------------------------------------------------------------------
|                     |            |            |            |         |        |       |               |             |            |
------------------------------------------------------------------------------------------------------------------------------------

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not                                          (over)
required to respond unles the form displays a currently valid OMB control number.                                    SEC2270 (9-02)

 FORM 5 (continued)                 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                           (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative        | 2.Conver-   |3.Trans- |3A.Deemed  | 4.Trans- | 5. Number of Deriva-   | 6.  Date Exercisable     |
|   Security (Instr. 3)        |   sion or   |  action |   Execu-  |   action |    tive Securities     |     and Expiration       |
|                              |   Exercise  |  Date   |   tion    |   Code   |    Acquired (A) or     |     Date                 |
|                              |   Price of  |  (Month/|   Date,   |   (Instr.|    Disposed of (D)     |     (Month/Day/Year)     |
|                              |   Deriva-   |  Day/   |   if any  |   8)     |    (Instr. 3, 4 and 5) |                          |
|                              |   tive      |  Year)  |   (Month/ |          |                        |                          |
|                              |   Security  |         |   Day/    |---------------------------------------------------------------
|                              |             |         |   Year)   |          |     (A)     |    (D)   |  Date        | Expira-   |
|                              |             |         |           |          |             |          |  Exercisable | tion Date |
-----------------------------------------------------------------------------------------------------------------------------------
| EMPLOYEE STOCK OPTION        |  $27.76     |         |           |          |             |          |  Immed.      | 1/2/06    |
-----------------------------------------------------------------------------------------------------------------------------------
| EMPLOYEE STOCK OPTION        |  $32.46     |         |           |          |             |          |  Immed.      | 9/16/06   |
-----------------------------------------------------------------------------------------------------------------------------------|                              |             |         |           |          |             |          |              |           |
| EMPLOYEE STOCK OPTION        |  $37.85     |         |           |          |             |          |  Immed.      | 9/22/07   |
-----------------------------------------------------------------------------------------------------------------------------------
| EMPLOYEE STOCK OPTION        |  $29.95     |         |           |          |             |          |  (FN 2.)     | 9/21/08   |
-----------------------------------------------------------------------------------------------------------------------------------
| EMPLOYEE STOCK OPTION        |  $23.65     |         |           |          |             |          |  (FN 3.)     | 1/4/10    |
-----------------------------------------------------------------------------------------------------------------------------------
| EMPLOYEE STOCK OPTION        |  $23.65     |         |           |          |             |          |  Immed.      | 1/4/10    |
-----------------------------------------------------------------------------------------------------------------------------------
| EMPLOYEE STOCK OPTION        |  $16.60     |         |           |          |             |          |  Immed.      | 10/3/10   |
-----------------------------------------------------------------------------------------------------------------------------------
| EMPLOYEE STOCK OPTION        |  $16.50     |         |           |          |             |          |  (FN 4.)     | 10/24/10  |
-----------------------------------------------------------------------------------------------------------------------------------
| EMPLOYEE STOCK OPTION        |  $13.80     |         |           |          |             |          |  (FN 5.)     | 12/2/11   |
-----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
|7. Title and Amount           |  8. Price of      |   9. Number of     |  10.  Ownership      |  11.  Nature of    |
|   of Underlying              |     Derivative    |      Derivative    |       of             |       Indirect     |
|   Securities                 |     Security      |      Securities    |       Derivative     |       Beneficial   |
|   (Instr. 3 and 4)           |     (Instr. 5)    |      Beneficially  |       Security:      |       Ownership    |
|                              |                   |      Owned at End  |       Direct (D)     |       (Instr. 4)   |
--------------------------------                   |      of Year       |       or Indirect (I)|                    |
|  Title        |  Amount or   |                   |      (Instr. 4)    |       (Instr. 4)     |                    |
|               |  Number of   |                   |                    |                      |                    |
|               |  Shares      |                   |                    |                      |                    |
---------------------------------------------------------------------------------------------------------------------
| COMMON STOCK  |  292,647     |                   |     292,647        |         D            |                    |
---------------------------------------------------------------------------------------------------------------------
| COMMON STOCK  |   52,676     |                   |      52,676        |         D            |                    |
---------------------------------------------------------------------------------------------------------------------
| COMMON STOCK  |   76,087     |                   |      76,087        |         D            |                    |
---------------------------------------------------------------------------------------------------------------------
| COMMON STOCK  |  117,058     |                   |     117,058        |         D            |                    |
---------------------------------------------------------------------------------------------------------------------
| COMMON STOCK  |  175,587     |                   |     175,587        |         D            |                    |
---------------------------------------------------------------------------------------------------------------------
| COMMON STOCK  |  190,207     |                   |     190,207        |         D            |                    |
---------------------------------------------------------------------------------------------------------------------
| COMMON STOCK  |  139,769     |                   |     139,769        |         D            |                    |
---------------------------------------------------------------------------------------------------------------------
| COMMON STOCK  |  292,647     |                   |     292,647        |         D            |                    |
---------------------------------------------------------------------------------------------------------------------
| COMMON STOCK  |  400,000     |                   |     400,000        |         D            |                    |
---------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

FN 1.  Includes 4,411 shares held in a Section 423 stock purchase plan and 6,750 performance-based, time-vesting restricted shares.
FN 2.  Options relating to 87,793 shares are immediately exercisable and options for an additional 29,265 shares will become exercisable on 9/22/2002.
FN 3.  Options relating to 87,793 shares are immediately exercisable and options for an additional 87,794 shares will become exercisable in annual installments of 43,897 shares on each of 1/5/2003 and 1/5/2004.
FN 4.  Options relating to 73,161 shares are immediately exercisable and options for an additional 219,486 shares will become exercisable in annual installments of 73,162 on each of 10/24/2002, 10/24/2003 and 10/24/2004.
FN 5.  Options will become exercisable in annual installments of 133,334 shares on 12/3/2002 and 133,333 shares on each of
       12/3/2003 and 12/3/2004.

                                                                            /s/ James S. Balloun                      10/14/02
                                                                           --------------------------------         -----------
                                                                           ** Signature of Reporting Person             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained                                      SEC2270 (9-02)
in this form are not required to respond unless the form displays a currently valid OMB Number.                             Page 2